Exhibit 20

                          BOWLES FLUIDICS CORPORATION
              6625 Dobbin Road, Columbia, Maryland 21045-4707 USA
                  Phone: 410-381-0400      Fax: 410-381-2718



                                                         March 10, 1998



TO THE STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION:

The first quarter's sales were higher than last year and also better than the budget. In addition to increased delivery of washer nozzles to both domestic and transplant customers, completion of tooling in this period contributed to the sales volume.

Progress continues on the AC outlet programs as we have released scheduled production and prototype orders for tooling. Likewise, tooling orders have been placed for each of the two household products programs.

The addition of three new molding machines and increased production levels allowed us to meet increased requirements as well as bring our inventory to normal levels so that overtime participation is at a minimum.

We continue to develop cell manufacturing processes as part of the cost reduction efforts and maintain the focus of our sales efforts on the AC and household product areas.

                                    Sincerely,



                                    Ronald Stouffer
                                    President

RS:lto


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

BOWLES FLUIDICS CORPORATION                                         EXHIBIT 20
------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                Three Months Ended
                                                      January 24, 1998   January 25, 1997
                                                      ----------------   ----------------
Net Sales                                               $    4,803,671     $    4,244,123
Cost of Sales                                                3,295,386          3,158,081
Selling, General and Administrative Expenses                   620,748            840,982
Research and Development Costs                                 180,966            274,761
Interest Income and Other (Expense), Net                        32,499             17,034
                                                       ---------------    ---------------

Income (loss) before Taxes                              $      739,070     $      (12,667)

Provision (benefit) for Income Taxes                           271,218            (14,832)
                                                       ---------------    ---------------
Net Income                                              $      467,852     $        2,165
                                                       ---------------    ---------------
Income (loss) applicable to Common Shareholders         $      449,190     $      (16,497)
                                                       ===============    ================

Net Income per Share
  Basic                                                 $         0.04     $         0.00
                                                       ---------------    ----------------
  Diluted                                               $         0.03     $         0.00
                                                       ---------------    ----------------

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                          Unaudited           Audited
                                                       January 24,1998    October 25,1997
                                                       ---------------    ---------------
Assets
  Cash and Cash Equivalents                             $    1,069,503     $      755,525
  Investments                                                  474,916          1,563,121
  Accounts Receivable                                        3,024,251          3,112,063
  Inventories                                                2,751,070          2,130,615
  Other Current Assets                                         551,458            634,037
                                                       ---------------    ---------------

     Total Current Assets                                    7,871,198          8,195,361

  Property, Plant and Equipment, Net                         3,831,601          3,494,335
  Other Assets                                                  93,987             95,005
                                                       ---------------    ---------------

     Total Assets                                       $   11,796,786     $   11,784,701
                                                       ===============    ===============

Liabilities and Stockholders' Equity
  Accounts Payable--Trade                               $      906,127     $    1,122,437
  Accrued Expenses and Other Liabilities                     1,168,460          1,609,807
  Income Taxes Payable                                         274,839             48,162

     Total Current Liabilities                               2,349,426          2,780,406

  Other Liabilities and Deferred Income Taxes                  486,739            492,866
                                                       ---------------    ---------------

     Total Liabilities                                       2,836,165          3,273,272
                                                       ---------------    ---------------

  8% Convertible Preferred Stock                               933,080            933,080
  Common Stock                                               1,264,001          1,264,001
  Additional Paid-in Capital                                 2,728,083          2,728,083
  Retained Earnings                                          4,035,457          3,586,265
                                                       ---------------    ---------------

     Stockholders' Equity                                    8,960,621          8,511,429
                                                       ---------------    ---------------

     Total Liabilities and Stockholders' Equity         $   11,796,786     $   11,784,701
                                                       ===============    ===============


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


                                   FORM 10-Q

                          BOWLES FLUIDICS CORPORATION

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    BOWLES FLUIDICS CORPORATION




Date                                By
                                       -----------------------
                                       Ronald D. Stouffer
                                       President



Date                                By
                                       -----------------------
                                       David A. Quinn
                                       Vice President-Finance


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